UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

Impax Laboratories, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 476-2000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2010, Impax Laboratories, Inc. (the “Company”) entered into a License, Development and Commercialization Agreement (the “License Agreement”) with Glaxo Group Limited (“GSK”) for the development and commercialization of IPX066, the Company’s novel extended release carbidopa-levodopa branded pharmaceutical product. The parties also entered into a related Supply Agreement (the “Supply Agreement”) pursuant to which the Company will manufacture and supply IPX066 to GSK and GSK will purchase its requirements of IPX066 from the Company.

Under the terms of the License Agreement, GSK received an exclusive license to develop and commercialize IPX066 throughout the world, except in the U.S. and Taiwan, and certain follow on products at the option of GSK. GSK agreed to pay the Company an $11.5 million up-front payment and the Company is eligible to receive potential payments of up to $175 million upon the successful achievement of development and commercialization milestones. The Company is also eligible to receive tiered, double-digit royalty payments on GSK sales of IPX066. The Company and GSK will generally each bear its own development costs associated with its activities under the License Agreement, except that certain development costs, including with respect to follow on products, will be shared, as set forth in the License Agreement.

The Company will complete the current Phase III program for IPX066, which includes the recently completed APEX-PD trial in early Parkinson’s Disease. The results from the remaining Phase III study program are expected to be available in 2011. In the U.S., the Company expects to file in late 2011 a New Drug Application with the U.S. Food & Drug Administration for IPX066 for the treatment of Parkinson’s Disease. The Company will be responsible for commercialization of the IPX066 product in the U.S. and Taiwan. In other regions, excluding the U.S. and Taiwan, GSK will be responsible for further development, registration and commercialization of the product. A joint steering committee with representatives from both parties will be established to enable effective coordination of planned global regulatory and commercialization activities.

The License Agreement will continue until GSK no longer has any royalty payment obligations, or if earlier, the termination of the License Agreement in accordance with its terms. The License Agreement may be terminated by GSK for convenience upon 90 days prior written notice, and may also be terminated under certain other circumstances, including material breach, as set forth in the License Agreement.

The foregoing is a brief description of the terms and conditions of the License Agreement and the Supply Agreement that are material to the Company. This description is not intended to be complete and is qualified in its entirety by reference to the License Agreement and the Supply Agreement which the Company intends to file with the Securities and Exchange Commission in the future along with a request for confidential treatment of certain material terms of such agreements.

A copy of the Company’s press release announcing the execution of the License Agreement and the Supply Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Forward-Looking Statements

Statements included in this Current Report on Form 8-K not related to present or historical conditions are “forward-looking statements.” Such forward-looking statements involve risks and uncertainties which could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include the effect of current economic conditions on the Company’s industry, business, financial position, results of operations and market value of its common stock, the ability of the Company to maintain an effective system of internal control over financial reporting, fluctuations in the Company’s revenues and operating income, reductions or loss of business with any significant customer, the impact of competitive pricing and products and regulatory actions on the Company’s products, the ability of the Company to sustain profitability and positive cash flows, the ability of the Company to maintain sufficient capital to fund operations, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the ability of the Company to successfully develop and commercialize pharmaceutical products, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting U.S. Food and Drug Administration filings and approvals, the Company’s inexperience in conducting clinical trials and submitting New Drug Applications, the reliance of the Company on key alliance, collaboration, license and distribution agreements, the availability of raw materials, the ability of the Company to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, exposure to product liability claims, and other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010. Investors should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of future developments or availability of new information.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
99.1	Press release issued December 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2010	IMPAX LABORATORIES, INC.

By: /s/ Arthur A. Koch, Jr.
Name: Arthur A. Koch, Jr.
Title: Senior Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued December 16, 2010.

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